NOCOPI TECHNOLOGIES, INC.

                      COMPUTATION OF LOSS PER COMMON SHARE


                                   EXHIBIT 11

                                                   Three Months ended March 31
                                                     1996               1995
                                                     ----               ----
Primary
 Net loss applicable to common shares            ($    10,800)     ($   168,800)
                                                 ============      ============


 Weighted average common shares
  outstanding                                      70,220,829        69,800,758
 Dilutive shares - based on the
  treasury stock method using the
  average market price (1)                            166,356           513,833
                                                 ------------      ------------
                                                   70,387,185        70,314,591
                                                 ============      ============


Per share amount applicable to
  net loss                                              ($.00)            ($.00)


                                                   Three Months ended March 31
                                                     1996               1995
                                                     ----               ----
Fully diluted
 Net loss                                        ($    10,800)     ($   168,800)
 Add interest on Series B notes                        16,600            22,000
 Deduct ownership interest of
  others in consolidated entity                       (87,100)         (121,200)
                                                 ------------      ------------
Net loss applicable to common shares             ($    81,300)     ($   268,000)
                                                 ============      ============


Weighted average common shares
  outstanding                                      70,220,829        69,800,758
 Dilutive shares - based on the
  treasury stock method using the
  greater of the period-end market
  price or the average market price (2)             6,629,886         7,102,363
                                                 ------------      ------------
                                                   76,850,715        76,903,121
                                                 ============      ============


Per share amount applicable to
 net loss                                               ($.00)            ($.00)


 (1) represents shares resulting from stock options and warrants.
 (2) represents shares resulting from stock options, warrants and the assumed conversion of the convertible notes and Euro-Nocopi S.A. stock.


                                        8

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                      NOCOPI TECHNOLOGIES, INC.

DATE: May 13, 1996                    /s/ Norman A. Gardner
                                      ----------------------------------------
                                      Norman A. Gardner
                                      President and Chief Executive Officer



DATE: May 13, 1996                    /s/ Rudolph A. Lutterschmidt
                                      ----------------------------------------
                                      Rudolph A. Lutterschmidt
                                      Vice President and Chief Financial Officer